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                                                                   EXHIBIT 10.18

                                                                   March 19,1999




A. F. Harris:

   In the event your employment is terminated, within five years from the date of this letter, for reasons other than malfeasance, theft, or immorality, you will be provided an amount of severance pay equal to two years' pay. The severance pay shall equal the greater of the average of the prior two years' base pay and actual bonus, or two times the salary and target bonus for the year in which the termination occurs. Any severance pay is conditional upon signing a release and waiver of all claims against the Kellogg Company and its subsidiaries.



                                                  /s/ C.M. Gutierrez
                                                      C.M. Gutierrez
                                                      President & COO

Acknowledged:


Alan F. Harris

March 19, 1999